Exhibit 99.1

MOD-PAC CORP. Reports Earnings per Share of $0.29 on $12.6 million in Revenue in Third Quarter 2009

  Third quarter net income of $1.01 million, up from $14 thousand in prior year, despite relatively flat total revenue
  Product line rationalization drove margin expansion: Third quarter gross and operating margins each up 440 basis points to 20.0% and 5.4%, respectively
  Custom folding carton sales increased 14.8% for the quarter and 16.7% for the nine months; Offset declines in other product lines
  Generated $1.0 million in cash from operations in the quarter on higher net income; Asset sales and surrendered insurance policies net additional $1.1 million in cash in quarter
  Reduced outstanding line of credit by $1.7 million; $0.3 million cash on hand

BUFFALO, N.Y.--(BUSINESS WIRE)--November 4, 2009--MOD-PAC CORP. (NASDAQ: MPAC), a manufacturer of custom and stock paper board packaging and personalized print products, today reported total revenue of $12.59 million in the third quarter of 2009, which ended October 3, 2009, relatively flat compared with revenue of $12.64 million in the 2008 third quarter. Strong sales growth in the custom folding carton line was offset by reduced sales in the stock packaging and personalized print lines which have been impacted heavily by the weak economy and the elimination of sales to the commercial print market due to the rationalization of the Company’s specialty print and direct mail product line in June this year. Excluding last year’s specialty print and direct mail sales, total revenue in the recent quarter grew $1.0 million, or 8.8%, as compared with the 2008 third quarter.

Net income for the quarter was $1.01 million, or $0.29 per diluted share compared with net income of $14 thousand, or $0.00 per diluted share, in the third quarter of 2008. Net income increased as a result of improved operating leverage from the rationalization and a $263 thousand fair value adjustment to increase the specialty print and direct mail assets.

Third Quarter 2009 Sales Review: Existing customers drove custom folding carton growth

  Sales of folding cartons, which include custom folding cartons and stock packaging, were up 11.2%, or $1.18 million, to $11.65 million in the 2009 third quarter from $10.47 million in the prior year third quarter. Custom folding carton sales drove the product line increase.

  Custom folding carton sales for the third quarter of 2009 were $9.41 million, up $1.21 million, or 14.8%, from 2008 third quarter sales of $8.19 million. Greater sales from two large existing customers and the addition of one new customer, more than offset reduced sales from customers impacted by the economy and decreased waste sales due to a drop in the recycled paperboard market.
  Stock packaging sales were $2.24 million in the 2009 third quarter, a decline of $39 thousand, or 1.7%, from $2.28 million the prior year period. The stock packaging line has been impacted by economic conditions over the last year.
  Print service sales, which are now solely comprised of personalized print, were down
  $1.23 million, or 60.7%, to $0.80 million in the 2009 third quarter compared with $2.03 million in the same period in 2008. Of the decline, $1.06 million was related to sales in last year’s third quarter for specialty print and direct mail to the commercial market which the Company exited in June of this year. Personalized print sales declined $169 thousand, or 17.5%, to $0.80 million in the current quarter compared with sales of $0.97 million in last year’s third quarter. The decrease was primarily due to weakness in economic conditions.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Our custom folding carton sales have grown exceptionally well. Many of our customers produce private label products for the consumer staples market. Consumers in this economic environment are highly cost conscious and tend to buy more store brands which drives sales for our customers. Importantly, as our customers are realizing stronger sales, we are also capturing a greater percentage of their business and adding new accounts.”

Third Quarter Operating Results: Product line rationalization improved operating leverage

Gross profit for the 2009 third quarter was $2.52 million, or 20.0% of total revenue, compared with gross profit of $1.98 million, or 15.6% of total revenue, in the same period the prior year. The improvement in gross profit and margin was driven by the measurable savings realized from the product line rationalization. Savings were realized through lower depreciation expense and decreased labor and supply costs. Lower freight and utility costs also helped margin improvement. Partially offsetting those gains were generally weaker custom folding carton sales mix and decreased product waste sales due to a drop in the recycled paperboard market.

Selling, general and administrative (SG&A) expense was relatively flat at $1.84 million, or 14.6% of total revenue, in the third quarter of 2009 when compared with $1.85 million, or 14.7% of total revenue, in the same period the prior year. Lower labor costs due to reduced headcount from the product line rationalization combined with decreased professional service fees more than offset increased commission expense.

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer commented, “Our strategic decision to rationalize our product lines and refine our focus to our core products is validated by this quarter’s strong results. Our concentration is on establishing a solid business model that can succeed in all economic environments. We are generating cash, strengthening our balance sheet, maintaining cost discipline, and driving our value proposition to grow sales.”

Other income was $0.4 million in the third quarter of 2009. Included in this balance is a $263 thousand fair value adjustment to increase the balance of assets held for sale associated with the rationalized product line based on bids received in a public auction held in September 2009. These assets had previously been written down in the second quarter of 2009. Also included in other income was a $104 thousand gain on the sale of assets associated with the rationalized product line.

Adjusted earnings before interest, asset impairment, fair value adjustment, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) was $1.51 million in the third quarter of 2009 compared with $1.04 million in the 2008 third quarter. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Income or Loss to Adjusted EBITDA in the attached table.)

As required by generally accepted accounting principles, in the second quarter of 2009 the Company recorded a full valuation allowance on its net deferred tax asset due to the uncertainty with respect to utilizing it in the future based on a past trend of operating losses. As a result, the effective tax rate for the third quarter of 2009 was 0% compared with an effective tax rate of 74.1% in the third quarter of 2008.

Liquidity: Cash from asset and insurance policy sales used to pay down $1.7 million on line

Cash and cash equivalents were $0.32 million at October 3, 2009, an increase compared with $0.17 million at July 4, 2009 and $0.20 million at December 31, 2008. MOD-PAC generated $1.0 million in cash from operations during the quarter from higher net income and non-cash depreciation and amortization expense, partially offset by increased working capital requirements. Also, in the third quarter of 2009, the Company surrendered life insurance policies and received the cash surrender value of $0.86 million and sold assets associated with its rationalized product line for net proceeds of $0.2 million. Proceeds were used to pay down debt and to increase cash on hand.

Capital expenditures in the third quarter of 2009 were $0.14 million compared with $0.34 million in the same period last year. Equipment upgrades made up the bulk of the third quarter 2009 expenditures. Capital expenditures were $0.8 million in the first nine months of 2009 compared with $1.6 million in the same period last year. Capital expenditures are expected to be approximately $1.0 million in fiscal year 2009. Depreciation and amortization was $2.5 million in the first nine months of 2009 compared with $2.9 million for the first nine months of 2008. Lower depreciation reflects a reduced asset base from the write-down of assets associated with the rationalized product line in the second quarter of 2009.

MOD-PAC has access to a $5.0 million committed line of credit with a commercial bank, which expires in March 2010. The line of credit balance at October 3, 2009, was $0.6 million, down $1.7 million from $2.3 million at July 4, 2009, and down $0.4 million from $1.0 million at December 31, 2008. An additional $0.2 million of the line of credit was in use through standby letters of credit. The Company believes that cash and cash equivalents and net cash provided by operations and its available line are sufficient to meet requirements in 2009 and beyond.

On October 9, 2009, MOD-PAC entered into a contract to sell its Blasdell, NY facility. The sale is subject to various terms and conditions and there is no assurance that the facility will be sold. The net proceeds of the sale are expected to approximate the carrying value of the property at October 3, 2009.

There were no shares repurchased by the Company in the first nine months of 2009. MOD-PAC has authorization to repurchase 75,885 shares.

Nine-Month Review: 16.7% growth in custom folding carton sales more than offsets other product line declines

Net sales for the nine months of 2009 were up 2.3% to $35.7 million compared with $34.9 million in the first nine months of 2008. New customer accounts and business expansion from several existing customers drove the 16.7% year-to-date growth in custom folding carton sales to $25.9 million, compared with $22.2 million in the corresponding period in 2008. Stock packaging sales were down 7.9% to $5.9 million for the first nine months of 2009, while personalized print sales declined 22.5% to $2.4 million over the same time period. Both product lines were negatively affected by reduced demand due to economic conditions. For the nine-month period last year, there was $3.2 million in specialty print and direct mail sales compared with the $1.5 million in the first half of this year while the Company still had the full product line. Excluding this product line from both years, total sales were $34.2 million for the nine-month period in 2009 up 7.8% compared with $31.7 million for the same period last year.

Gross profit for the first nine months of 2009 was $4.4 million, or 12.2% of total revenue, down from gross profit of $4.6 million, or 13.0% of total revenue, in the same period the prior year. The decline was driven by generally weaker sales mix, decreased waste sales due to a drop in the recycled paperboard market, and increased labor and repairs expense, partially offset by lower depreciation expense.

SG&A expense decreased 3.3% to $5.8 million, or 16.1% of total revenue, in the first nine months of 2009 compared with $6.0 million, or 17.0% of total revenue, in the first nine months of 2008. Lower professional service costs as a result of cost reduction initiatives implemented in 2008 contributed to the reduction in year-over-year expenses.

Included in the first nine months of 2009, was $2.2 million of expense that was associated with the write-down of impaired assets in the second quarter of 2009 due to the Company's rationalization of the specialty print and direct mail product line.

Other income was $0.4 million in the first nine months of 2009, compared with $93 thousand in the same period the prior year. Included in the 2009 year-to-date balance is the previously noted adjustment to increase assets held for sale to fair value and the gain on the sale of assets associated with the rationalized product line.

For the nine-month period, Adjusted EBITDA was $1.5 million in 2009 compared with $1.8 million in 2008. (See the reconciliation of Net Income or Loss to Adjusted EBITDA in the attached table.)

Webcast and Conference Call

The release of the financial results will be followed by a company-hosted teleconference and webcast on Wednesday, November 4 at 4:30 p.m. Eastern Time. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period and discuss MOD-PAC CORP.’s corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 334954 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 334954 and account number 3055. The telephonic replay will be available from 7:30 p.m. Eastern Time the day of the teleconference through 11:59 p.m. Eastern Time on November 11, 2009.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Nine months ended
	10/3/2009	9/27/2008	10/3/2009	9/27/2008
Revenue
Product sales	$12,446	$12,504	$35,727	$34,922
Rent	141	133	399	356
Total Revenue	12,587	12,637	36,126	35,278
Cost of products sold	10,071	10,662	31,732	30,675
Gross profit	2,516	1,975	4,394	4,603
Gross profit margin	20.0%	15.6%	12.2%	13.0%
Selling, general and administrative expense	1,841	1,854	5,799	5,994
Write-down of impaired assets	0	0	2,175	0
Income (Loss) from operations	675	121	(3,580)	(1,391)
Operating loss margin	5.4%	1.0%	-9.9%	-3.9%
Interest expense, net	64	79	194	203
Other income	400	12	410	93
Income (Loss) before taxes	1,011	54	(3,364)	(1,501)
Income tax expense (benefit)	0	40	(118)	(477)
Net income (loss)	$1,011	$14	$(3,246)	$(1,024)

Basic earnings (loss) per share:	$0.29	$0.00	$(0.95)	$(0.30)
Diluted earnings (loss) per share:	$0.29	$0.00	$(0.95)	$(0.30)

Weighted average diluted shares outstanding	3,470	3,430	3,430	3,436

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	Nine Months Ended		%	2009 YTD % of
	10/3/2009	9/27/2008	change	10/3/2009	9/27/2008	change	Total
FOLDING CARTONS
Custom folding cartons	$9,408	$8,194	14.8%	$25,888	$22,189	16.7%	72.5%
Stock packaging	2,239	2,278	-1.7%	5,888	6,392	-7.9%	16.5%
Folding cartons subtotal	11,647	10,472	11.2%	31,776	28,581	11.2%	89.0%

PRINT SERVICES
Specialty print & direct mail	0	1,064	-100.0%	1,519	3,201	-52.5%	4.2%
Personalized	799	968	-17.5%	2,432	3,140	-22.5%	6.8%
Print services subtotal	799	2,032	-60.7%	3,951	6,341	-37.7%	11.0%

Total product revenue	$12,446	$12,504	-0.5%	$35,727	$34,922	2.3%	100.0%

MOD-PAC CORP. CONSOLIDATED BALANCE SHEET DATA

	(dollars in thousands)
	October 3, 2009	December 31,
	(Unaudited)	2008
Current assets:
Cash and cash equivalents	$315	$200
Trade accounts receivable, net of allowance
of $186 in 2009 and $170 in 2008	5,457	4,750
Inventories	4,118	4,313
Prepaid expenses	406	357
Total current assets	10,296	9,620

Property, plant and equipment, at cost	63,579	68,707
Less accumulated depreciation	(47,685)	(47,116)
Net property, plant and equipment	15,894	21,591
Assets held for sale	2,091	-
Other assets	465	1,340
Totals assets	$28,746	$32,551

Current liabilities:
Current maturities of long-term debt	$186	$168
Accounts payable	2,902	3,222
Accrued expenses	729	581
Line of credit, current	600	-
Total current liabilities	4,417	3,971

Line of credit, long-term	-	1,000
Long-term debt	2,301	2,413
Other liabilities	52	37
Deferred income taxes	-	118
Total liabilities	$6,770	$7,539

Shareholders' equity:
Common stock, $.01 par value
Authorized 20,000,000 shares, issued
3,443,557 in 2009, 3,439,347 in 2008	34	34
Class B common stock, $.01 par value
Authorized 5,000,000 shares, issued
637,272 in 2009, 641,482 in 2008	7	7
Additional paid-in capital	2,595	2,385
Retained earnings	25,555	28,801
	28,191	31,227
Less treasury shares, at cost 650,698 in
2009 and 2008	(6,215)	(6,215)
Total shareholders' equity	21,976	25,012
Total liabilities and shareholders’ equity	$28,746	$32,551

MOD-PAC CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

	(dollars in thousands)
	(Unaudited)
	Nine Months Ended
	October 3, 2009	September 27, 2008
Cash flows from operating activities:
Net loss	$(3,246)	$(1,024)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,531	2,850
Provision for doubtful accounts	45	11
Stock option compensation expense	210	208
Deferred income taxes	(118)	(479)
Write-down of impairment of assets	2,175	-
Fair value adjustment for assets held for sale	(263)	-
Gain on disposal of assets	(80)	(54)
Cash flows from changes in operating assets and liabilities
Accounts receivable	(752)	(1,149)
Inventories	195	(598)
Prepaid expenses	(49)	(57)
Other liabilities	15	(234)
Accounts payable	(320)	648
Accrued expenses	148	(5)

Net cash provided by operating activities	491	117

Cash flows from investing activities:
Proceeds from the sale of assets	212	125
Proceeds from the cash surrender value of officers' life insurance policies	857	-
Change in other assets	(78)	(45)
Capital expenditures	(841)	(1,601)

Net cash provided by (used in) investing activities	150	(1,521)

Cash flows from financing activities:
Principal payments on long-term debt	(126)	(79)
(Decrease) increase in line of credit	(400)	1,125
Proceeds from loans	-	580
Purchase of treasury stock	-	(150)
Deferred financing fees	-	(5)

Net cash (used in) provided by financing activities	(526)	1,471

Net increase in cash and cash equivalents	115	67

Cash and cash equivalents at beginning of year	200	98

Cash and cash equivalents at end of period	$315	$165

MOD-PAC CORP.
Reconciliation between GAAP Net Income or Loss and Adjusted EBITDA

(in thousands)	Three Months Ended		Nine Months Ended
	10/3/2009	9/27/2008	10/3/2009	9/27/2008

GAAP Net Income (Loss)	$1,011	$14	$(3,246)	$(1,024)

Interest	63	79	194	203
Write-down of impaired assets	0	0	2,175	0
Fair value adjustment for assets held for sale	(263)	0	(263)	0
Taxes	0	40	(118)	(477)
Depreciation and amortization	662	860	2,531	2,850
Stock-based compensation	41	45	210	208

Adjusted EBITDA	$1,514	$1,038	$1,483	$1,760

Adjusted EBITDA = earnings before interest, asset impairment, fair value adjustment, taxes, depreciation and amortization and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com